Exhibit 10.2

PROMISSORY NOTE

$3,200,000.00	Dated: February 20, 2007

For value received, CorVu Corporation, a Minnesota corporation (the “Borrower”) promises to pay to the order of Commerce Bank (the “Bank”), at its offices in Minneapolis, Minnesota, in lawful money of the United States of America, the principal amount of $3,200,000.00; together with interest on any and all principal amounts remaining unpaid hereon from the date of this Note until said principal amounts are fully paid at a fluctuating annual rate equal to the Applicable Percentage (as defined in the Loan Agreement). Each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Applicable Percentage.

Interest shall be due and payable on the first day of each calendar month starting on March 1, 2007 and continuing until this Note is paid in full. Principal shall be paid in quarterly installments of $75,000.00 each on the first day of each March, June, September and December in each year, starting on September 1, 2007 and continuing until February 28, 2008 when all principal and accrued interest shall be due and payable in full.

This Note is the Note referred to in, and is entitled to the benefits of, the Term Loan Agreement dated as of the date hereof (the “Loan Agreement”) between the Borrower and the Bank, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity of this Note upon the happening of certain stated events, for an increase to the interest rate upon the happening of certain stated events, and for prepayments of the principal amount due under this Note upon stated terms and conditions.

IN WITNESS WHEREOF, this Note has been duly executed by the undersigned the day and year first above written.

CorVu Corporation

/s/ Joseph J. Caffarelli
Its President